Exhibit n.4

Board of Directors and Shareholders

MCG Capital Corporation

We are aware of the inclusion in the Registration Statement (Form N-2 No. 333-[            ]) of MCG Capital Corporation for the registration of 18,000,000 shares of its common stock of our report dated October 29, 2003 relating to the unaudited condensed consolidated interim financial statements of MCG Capital Corporation as of September 30, 2003 and for the nine month periods ended September 30, 2003 and 2002.

/s/    Ernst & Young LLP

McLean, Virginia

March 2, 2004